EXHIBIT 99.1


AT THE COMPANY                               AT THE FINANCIAL RELATIONS BOARD
------------------                           ---------------------------------

JOSEPH V. VITTORIA                           NICOLE INNARELLA  MARTIN GITLIN
CHAIRMAN & CEO                               (ANALYST INFO.)   (MEDIA INFO.)
(561) 266-0860                               (212) 661-8030    (212) 661-8030


                           THE TRAVEL COMPANY APPOINTS
               PRESIDENT AND CHIEF OPERATING OFFICER AND ANNOUNCES
                               MANAGEMENT CHANGES

DELRAY BEACH, FL -- (May 3, 1999) -- Travel Services International, Inc., dba The Travel Company (Nasdaq: TRVL), today announced that John Balson has been appointed to the position of President and Chief Operating Officer of Travel Services International, Inc. He will be based at the Company's corporate headquarters in Delray Beach, Florida, reporting to Joseph V. Vittoria, Chairman and Chief Executive Officer. Mr. Balson has also been appointed to the Company's Board of Directors.

Mr. Balson has held senior executive positions in major marketing services, technology and consumer products companies. He was formerly President and Chief Operating Officer of two large worldwide advertising agencies, Kenyon & Eckhardt and D'Arcy, McManus and Masius. Mr. Balson has also served as President of the Forshner Group, Cantel and Lears, Inc. Most recently, Mr. Balson was the Chief Marketing and Development Officer of Data Broadcasting, Inc. He received his Bachelor of Science from Cornell University and his Masters Degree from the Harvard School of Business Administration.

Commenting on the appointment, Mr. Vittoria said, "John brings to the Company a great deal of experience leading companies involved in consumer marketing, direct response operations, and technology. He has been successful in structuring various companies and building long-term relationships with high value customers. John's experience and leadership are exactly what the Company needs as we move forward into our next stages of development. We welcome his knowledge in building strong brands using several forms of customer communications, including the Internet."

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Mr. Balson has assumed the duties of his new position and is actively involved in addressing issues that need immediate attention. All of the various operating companies and corporate marketing, operations, technology and Internet organizations will report to him. Mr. Vittoria, through Mr. Balson, will continue his involvement in these areas, but will also devote more of his time to strategic initiatives, supplier relationships and investor relations.

The Travel Company also announced today two additional changes in the executive management team. Maryann Bastnagel, who served the Company as its Chief Information Officer since the time of its initial public offering, has resigned her position with the Company. During her tenure with the Company, Ms. Bastnagel focused her efforts on the creation of a unique software development program that will provide The Travel Company with a leading edge technology to dramatically improve the effectiveness of the marketing programs and sales efforts in its call centers and Internet sites. With the Company's technology strategy and development now in advanced stages, Ms. Bastnagel has decided to return to her home in Maryland. Mr. Vittoria commented, "We thank Maryann for her dedication over the past two years and wish her continued success in future endeavors. As we carry out the implementation of our systems, we expect that her contributions to the Company will continue to be recognized." Separately, Spencer Frazier has resigned his position as Chief Marketing Officer of the Company. Mr. Vittoria remarked, "We also thank Spencer for his efforts on behalf of the Company and wish him well in the future."

The Travel Company is a leading specialized distributor of travel products including cruise vacations, vacation packages, domestic and international airline tickets and European auto rentals, and is a leading provider of travel services, such as electronic hotel reservation services, specialized hotel programs and services and incentive travel programs. The Company provides its services to both travel agents and travelers, offering a unique combination of specialized expertise, the ability to compare options from multiple travel providers and competitive prices.

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